SUB-ADVISORY AGREEMENT
BETWEEN
LIBERTY STREET ADVISORS, INC.
AND NEWFOUND RESEARCH, LLC

THIS SUB-ADVISORY AGREEMENT (the “Agreement”), dated as of January 10, 2014, is entered into by and between Liberty Street Advisors, Inc., a New York corporation with its principal office and place of business at 125 Maiden Lane, 6th Floor, New York, NY 10038 (the “Advisor”) and Newfound Research LLC, a Delaware limited liability company with its principal office and place of business at 425 Boylston Street, Third Floor, Boston, MA  02116 the “Tactical Allocation Manager”) (the Advisor and the Tactical Allocation Manager each a “Party,” and together “the Parties”).

WHEREAS, Advisor has entered into an Investment Advisory Agreement dated January 10, 2014 (the “Advisory Agreement”) with Investment Managers Series Trust, a Delaware statutory trust, with its principal office and place of business at 803 W. Michigan Street, Milwaukee, WI 53233 (the “Trust”);

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company and may issue its shares of beneficial interest, no par value, in separate series;

WHEREAS, pursuant to the Advisory Agreement, and subject to the direction and control of the Board of Trustees of the Trust (the “Board”), the Advisor acts as investment advisor for the series of the Trust listed on Appendix A hereto (the “Fund”);

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision of the Board, to delegate certain of its duties under the Advisory Agreement to other registered investment advisors subject to the requirements of the 1940 Act;

WHEREAS, Advisor has entered into a Sub-Advisory Agreement dated January 10, 2014 with Toroso Investments, LLC (“Sub-advisor”) whereby the Sub-advisor will be furnishing investment advisory services, including but not limited to the purchase and sales of securities, for the Fund.

WHEREAS, it is intended that the Trust be a third-party beneficiary under this Agreement; and

WHEREAS, the Advisor desires to retain the Tactical Allocation Manager to furnish investment advisory services for the Fund and the Tactical Allocation Manager is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Advisor and the Tactical Allocation Manager hereby agree as follows:

SECTION 1.  APPOINTMENT; DELIVERY OF DOCUMENTS

(a)           The Advisor hereby appoints and employs the Tactical Allocation Manager, subject to the direction and control of the Board, to provide recommendations to the Fund’s Sub-advisor with respect to the allocation of the Fund’s investments among asset classes based on the tactical overlay  developed by the Tactical Allocation Manager for use in connection with the Fund.  The Tactical Allocation Manager accepts this employment and agrees to render its services for the compensation set forth herein.

(b)           In connection therewith, the Advisor has delivered to the Tactical Allocation Manager copies of (i) the Trust’s Declaration of Trust and Bylaws (collectively, as amended from time to time, the “Charter Documents”), (ii) the Trust’s current Prospectus and Statement of Additional Information for the Fund (collectively, as currently in effect and as amended or supplemented, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”),  and the 1940 Act, (iii) each plan of distribution or similar document adopted by the Trust with respect to the Fund under Rule 12b-1 under the 1940 Act (each a “Plan”) and each current shareholder service plan or similar document adopted by the Trust with respect to the Fund (each a “Service Plan”); and (iv) all procedures adopted by the Trust with respect to the Fund, and shall promptly furnish the Tactical Allocation Manager with all amendments of or supplements to the foregoing.  The Advisor shall deliver to the Tactical Allocation Manager: (x) a copy of the resolution of the Board appointing the Tactical Allocation Manager as a sub-advisor to the Fund and authorizing the execution and delivery of this Agreement; (y) a copy of all proxy statements and related materials relating to the Fund; and (z) any other documents, materials or information that the Tactical Allocation Manager shall reasonably request to enable it to perform its duties pursuant to this Agreement.

(c)           The Tactical Allocation Manager has delivered to the Advisor and the Trust (i) a copy of its Form ADV as most recently filed with the SEC; (ii) a copy of its code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code”); and (iii) a copy of its compliance manual pursuant to applicable regulations, including its proxy voting policies and procedures, which proxy voting policy and procedures will be included in the Trust’s registration statement.  The Tactical Allocation Manager shall promptly furnish the Advisor and Trust with all amendments of and supplements to the foregoing at least annually.

SECTION 2.  DUTIES OF THE ADVISOR

In order for the Tactical Allocation Manager to perform the services required by this Agreement, the Advisor (i) shall cause all service providers to the Trust to furnish information to the Tactical Allocation Manager and assist the Tactical Allocation Manager as may be required, (ii) shall ensure that the Tactical Allocation Manager has reasonable access to all records and documents relevant to the Portfolio maintained by the Trust, the Advisor or any service provider to the Trust, and (iii) shall deliver to the Tactical Allocation Manager copies of all material relevant to the Tactical Allocation Manager or the Portfolio that the Advisor provides to the Board in accordance with the Advisory Agreement.

SECTION 3.  DUTIES OF THE TACTICAL ALLOCATION MANAGER

(a)           The Tactical Allocation Manager will make decisions with respect to, and have discretion over, the tactical asset allocation of the Fund.  The Tactical Allocation Manager will not make, and is not authorized to make, any decisions regarding the purchases and sales of securities or other investment assets in the Fund.  To carry out the tactical asset allocation decisions, the Tactical Allocation Manager is hereby authorized, as agent and attorney-in-fact for the Trust, for the account of, at the risk of and in the name of the Trust, to issue instructions to the Sub-advisor with respect to the tactical asset allocation of the Fund.  In making recommendations with respect to the tactical asset allocation for the Fund, the Tactical Allocation Manager is authorized to exercise full discretion and act for the Trust in the same manner and with the same force and effect as the Trust might or could do with respect to such tactical asset allocations, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such tactical asset allocation recommendations.

 (b)          The  Tactical Allocation Manager will report to the Board at each meeting thereof as requested by the Advisor or the Board all material changes to the tactical asset allocation of the Fund since the prior report, and will also keep the Board and the Advisor informed of important developments affecting the Trust, the Fund and the Tactical Allocation Manager, and on its own initiative, will furnish the Board from time to time with such information as the Tactical Allocation Manager may believe appropriate for this purpose, whether concerning the tactical asset allocation of the Fund, the macroeconomic conditions that may affect the tactical asset allocation recommendations, or otherwise.  The Tactical Allocation Manager will also furnish the Board and the Advisor with such statistical and analytical information regarding the tactical asset allocation of the Fund as the Tactical Allocation Manager may believe appropriate or as the Board reasonably may request.  In making recommendations to the Sub- advisor regarding the tactical asset allocation  for the Fund, the Tactical Allocation Manager will bear in mind the policies and procedures set from time to time by the Board as well as the limitations imposed by the Charter Documents and Registration Statement, the limitations in the 1940 Act, the Securities Act, the Internal Revenue Code of 1986, as amended, and other applicable laws and the investment objectives, policies and restrictions of the Fund.

(c)           The Tactical Allocation Manager will from time to time employ or associate with such persons as the Tactical Allocation Manager believes to be particularly fitted to assist in the execution of the Tactical Allocation Manager's duties hereunder, the cost of performance of such duties to be borne and paid by the Tactical Allocation Manager.  No obligation may be incurred on the Trust’s or Advisor’s behalf in any such respect.

(d)           The Tactical Allocation Manager will report to the Board and the Advisor all material matters related to the Tactical Allocation Manager.  On an annual basis, the Tactical Allocation Manager shall report on its compliance with its Code and its compliance policies and procedures to the Advisor and to the Board and upon the written request of the Advisor or the Trust, the Tactical Allocation Manager shall permit the Advisor and the Trust, or their respective representatives, to examine the reports required to be made to the Tactical Allocation Manager under the Code and its compliance policies and procedures.  The Tactical Allocation Manager will notify the Advisor and the Trust in writing of any change of control of the Tactical Allocation Manager at least 90 days prior to any such changes and any changes in the key personnel who are either the tactical allocation managers(s) of the Fund or senior management of the Tactical Allocation Manager, as promptly as possible, and when practicable prior to such change.

(e)           The Tactical Allocation Manager will maintain records relating to its tactical asset allocation recommendations as are required to be maintained by the Trust under the 1940 Act.  The Tactical Allocation Manager shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Tactical Allocation Manager pursuant to this Agreement required to be prepared and maintained by the Tactical Allocation Manager or the Trust pursuant to applicable law.  To the extent required by law, the books and records pertaining to the Trust which are in possession of the Tactical Allocation Manager shall be the property of the Trust.  The Advisor and the Trust, or their respective representatives, shall have access to such books and records at all times during the Tactical Allocation Manager’s normal business hours.  Upon the reasonable request of the Advisor or the Trust, copies of any such books and records shall be provided promptly by the Tactical Allocation Manager to the Advisor and the Trust, or their respective representatives.

(f)           The Tactical Allocation Manager will cooperate with the Fund’s independent public registered accounting firm and shall take reasonable action to make all necessary information available to the accounting firm for the performance of the accounting firm’s duties.

(g)          For the purpose of complying with Rule 10f-3, Rule 12d3-1 and Rule 17a-10 under the 1940 Act and any other applicable rule or regulation, the Sub-advisor will not, with respect to transactions in securities or other assets for the Portfolio, consult with any other sub-advisor to the Fund, other than the Sub-advisor, or any sub-advisor to any other series of the Trust.

SECTION 4.  COMPENSATION; EXPENSES

(a)          In consideration of the foregoing, the Advisor shall pay the Tactical Allocation Manager, with respect to the Fund, a fee as specified in Appendix B hereto.  Such fees shall be accrued by the Advisor daily and shall be payable monthly in arrears no later than the fifteenth (15th) day of each succeeding calendar month for services performed hereunder during the prior calendar month.   If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.  Upon the termination of this Agreement with respect to the Fund, the Advisor shall pay to the Tactical Allocation Manager such compensation as shall be payable prior to the effective date of termination.

(b)           During the term of this Agreement, the Tactical Allocation Manager will pay all expenses incurred by it in connection with its activities under this Agreement.  The Tactical Allocation Manager shall, at its sole expense, employ or associate itself with such persons as it reasonably believe to be particularly fitted to assist it in the execution of its duties under the Agreement.  Except as set forth in Appendix B, the Tactical Allocation Manager shall not be responsible for the Trust’s, the Fund’s or the Advisor’s expenses, including any extraordinary and non-recurring expenses.  If representatives of the Tactical Allocation Manager are required to attend Board meetings in-person, the Advisor agrees to reimburse the Tactical Allocation Manager for reasonable travel expenses, if applicable, related to such attendance.

SECTION 5.  STANDARD OF CARE

(a)           The Advisor shall expect of the Tactical Allocation Manager, and the Tactical Allocation Manager will give the Advisor and the Trust the benefit of, the Tactical Allocation Manager’s best judgment and efforts in rendering its services hereunder.  The Tactical Allocation Manager shall not be liable to the Advisor or the Trust hereunder for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, the Tactical Allocation Manager against any liability to the Advisor or the Trust to which the Tactical Allocation Manager would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of the Tactical Allocation Manager’s duties hereunder, or by reason of the Tactical Allocation Manager’s reckless disregard of its obligations and duties hereunder.

(b)           The Tactical Allocation Manager shall not be liable to the Advisor or the Trust for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to the Fund made to the Tactical Allocation Manager by a duly authorized officer of the Advisor or the Trust; (ii) the advice of counsel to the Trust; and (iii) any written instruction or certified copy of any resolution of the Board.

(c)           The Tactical Allocation Manager shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Tactical Allocation Manager’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(d)           The parties hereto acknowledge and agree that the Trust is a third-party beneficiary as to the covenants, obligations, representations and warranties undertaken by the Tactical Allocation Manager under this Agreement and as to the rights and privileges to which the Advisor is entitled pursuant to this Agreement, and that the Trust is entitled to all of the rights and privileges associated with such third-party-beneficiary status.

SECTION 6.  EFFECTIVENESS, DURATION AND TERMINATION

(a)           This Agreement shall become effective with respect to the Fund as of the date hereof; provided, however, that the Agreement has been approved by (i) the vote of a majority of the Trust's Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund, and, in either case, (ii) by the vote of a majority of the Trust's Trustees who are not parties to this Agreement or interested persons of any such party (other than as trustees of the Trust), cast in person at a meeting called for the purpose of voting on such approval.

(b)           This Agreement shall remain in effect with respect to the Fund for a period of two years from the date of its effectiveness and shall continue in effect for successive annual periods with respect to the Fund; provided that such continuance is specifically approved at least annually (i) the vote of a majority of the Trust's Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund, and, in either case, (ii) by the vote of a majority of the Trust's Trustees who are not parties to this Agreement or interested persons of any such party (other than as trustees of the Trust), cast in person at a meeting called for the purpose of voting on such approval.

(c)           This Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, (i) by the Board, by a vote of a majority of the outstanding voting securities of the Fund or by the Advisor on 60 days' written notice to the Tactical Allocation Manager or (ii) by the Tactical Allocation Manager, subject to the provisions of Section 7 below, on 60 days' written notice to the Trust.  This Agreement shall terminate immediately (x) upon its assignment or (y) upon termination of the Advisory Agreement.

SECTION 7.  ACTIVITIES OF THE TACTICAL ALLOCATION MANAGER

Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the Tactical Allocation Manager’s right, or the right of any of the Tactical Allocation Manager’s directors, officers or employees, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

The Tactical Allocation Manager may resign as the Tactical Allocation Manager to the Fund upon 60 days written notice to the Advisor and the Trust, but upon the request of the Advisor or the Trust agrees to continue to sub-advise the Fund pursuant to this Agreement until the earlier of (a) the termination of this Agreement by the Trust or the Advisor or (b) a replacement is hired and commences advising the Fund, provided that if the Tactical Allocation Manager provides such notice to the Advisor or the Trust, then the Advisor and the Trust shall use commercially reasonably efforts to engage a replacement as promptly as reasonably practicable.

SECTION 8.  REPRESENTATIONS OF TACTICAL ALLOCATION MANAGER.

The Tactical Allocation Manager represents and warrants to the Advisor that:

(a)           It is registered as an investment advisor under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and will continue to be so registered for so long as this Agreement remains in effect;

(b)           It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement;

(c)           It has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; and

(d)           It will promptly notify the Advisor and the Trust of the occurrence of any event that would disqualify the Sub-advisor from serving as an investment advisor of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

SECTION 9.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Trustees of the Trust and the shareholders of the Fund shall not be liable for any obligations of the Trust or of the Fund under this Agreement, and the Tactical Allocation Manager agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which the Tactical Allocation Manager’s rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Fund.

SECTION 10.  INDEMNIFICATION

 (A)  Each Party to this Agreement ("Indemnitor") indemnifies and holds each other Party, and its respective affiliates, directors, officers, agents, and employees (individually and collectively "Indemnitees") harmless from and against any claims, actions, proceedings (including regulatory proceedings and investigations by regulatory bodies), demands, liabilities, damages, judgments, assessments, losses, and costs, including attorney fees and  expenses ("Claims"), arising out of or in connection with (i) the Indemnitor's gross negligence or willful misconduct; (ii) any failure by Indemnitor to comply with applicable laws or regulations in connection with this Agreement; or (iii) any material breach of this Agreement by Indemnitor including but not limited to any material breach of the Indemnitor's representations and warranties hereunder.

 (B)   The Advisor agrees to indemnify and hold harmless the Tactical Allocation Manager and its Indemnitees from and against any Claims arising out of or in connection with any untrue statement of a material fact or a materially misleading statement contained in the Fund’s registration statements, regulatory filings or marketing materials known to the Advisor, except if the information was provided by the Tactical Allocation Manager to the Advisor or the Trust and the Advisor or Trust reasonably relied upon such information provided by the Tactical Allocation Manager.

(C)    The Tactical Allocation Manager agrees to indemnify and hold harmless the Advisor and its Indemnitees from and against any Claims arising out of or in connection with any untrue statement of a material fact or a materially misleading statement with respect to the Tactical Allocation Manager contained in the Fund’s registration statements, regulatory filings or marketing materials which was provided by the Tactical Allocation Manager to the Advisor or the Trust for use in the Fund’s registration statements, regulatory filings or marketing materials.

(D)   If any legal proceeding is instituted or any Claim is asserted by any person with respect of which Indemnitees may seek indemnification from the Indemnitor, the Indemnitees shall (after receipt by it of written notice of the commencement of any such legal proceeding or of any such Claim) promptly cause written notice of such legal proceeding or Claim to be made to the Indemnitor.

(E)    In addition, each of the Parties agrees that it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, investigation or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not any Party entitled to indemnification hereunder is an actual or potential party to such claim, action, or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Party entitled to indemnification hereunder from all liability arising out of such claim, action, investigation or proceeding.

(F)    In the event that an Indemnitee is requested or required to appear as a witness in any action brought by or on behalf of or against an Indemnitor and the Indemnitee is not named as a defendant, the Indemnitor agrees to reimburse such Indemnitee for all reasonable expenses incurred by it in connection with such Indemnitor's appearing and preparing to appear as a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

SECTION 11.  USE OF NAME

The Advisor has agreed to include the name or identifying word “Newfound” in the name of the Fund.  The Tactical Allocation Manager hereby grants the Fund a limited, non-exclusive, revocable license to use the name or identifying word "Newfound" in the name of the Fund.  The Tactical Allocation Manager hereby grants the Advisor, or a successor thereto or affiliate thereof, a limited, non-exclusive, revocable license to use the name or identifying word “Newfound” in its promotion of the Fund.  Such license is conditioned upon the employment of the Tactical Allocation Manager, or a successor thereto or affiliate thereof, as the investment sub-advisor to the Fund, and may not be revoked by the Tactical Allocation Manager for so long as the Tactical Allocation Manager or a successor thereto or an affiliate of Tactical Allocation Manager serves as investment sub-advisor and tactical allocation manager to the Fund. The name or identifying word "Newfound" are the property of the Tactical Allocation Manager and may be used from time to time in other connections and for other purposes by the Tactical Allocation Manager and any of its affiliates.  The Tactical Allocation Manager may require the Fund and the Advisor to cease using "Newfound" in the name of the Fund if the Tactical Allocation Manager or any successor thereto or any affiliate of the Tactical Allocation Manager, ceases to be employed, for any reason, as investment sub-advisor and tactical allocation manager of the Fund.  In the event of termination of the license herein, the Fund and the Advisor shall cause the Fund to promptly cease any and all use of the "Newfound" name and any name, mark, or domain name confusingly similar thereto with respect to the Fund.  This paragraph shall survive the termination of this Agreement.

SECTION 12.  MISCELLANEOUS

(a)           No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto and approved by the Trust in the manner set forth in Section 6(b) hereof.

(b)           Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

(c)           This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

(d)           This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(e)           This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(f)           If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both the Advisor and Tactical Allocation Manager and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(g)           Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h)           Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(i)            No affiliated person, employee, agent, director, officer or manager of the Tactical Allocation Manager shall be liable at law or in equity for the Tactical Allocation Manager’s obligations under this Agreement.

(j)            The terms "vote of a majority of the outstanding voting securities", "interested person", "affiliated person," “control” and "assignment" shall have the meanings ascribed thereto in the 1940 Act.

(k)           Each of the undersigned warrants and represents that he or she has full power and authority to sign this Agreement on behalf of the party indicated and that his or her signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

LIBERTY STREET ADVISORS, INC.

Name:
Title:

NEWFOUND RESEARCH LLC

Name: Tom Rosedale
Title: Chief Executive Officer

Appendix A

Series of the Trust:

Toroso Newfound Tactical Allocation Fund

Appendix B

Sub-Advisory Fee:      12 basis points of the Fund’s net assets